UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 26, 2008

Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)

(415) 507-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On February 26, 2008, Autodesk, Inc. issued a press release reporting quarterly financial results for the three months ended January 31, 2008.  The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Non-GAAP Financial Measures

To supplement Autodesk’s consolidated financial statements presented on a GAAP basis, the press release furnished herewith as Exhibit 99.1 provides investors with certain non-GAAP measures, including historical non-GAAP net earnings and historical and future non-GAAP net earnings per diluted share. For our internal budgeting and resource allocation process, Autodesk’s management uses these non-GAAP measures that do not include: (a) the stock-based compensation impact of SFAS 123R, (b) amortization of purchased intangibles and purchases of incomplete technology that result in in-process research and development expense, (c) certain payments to employees for tax issues arising from Autodesk’s voluntary stock option review, (d) certain large and non-recurring litigation expenses, (e) investment impairment and (f) the income tax effects on the difference between GAAP and non-GAAP costs and expenses. Autodesk’s management uses these non-GAAP measures in making operating decisions because we believe the measures provide meaningful supplemental information regarding Autodesk’s earning potential. In addition, these non-GAAP financial measures facilitate comparisons to competitors’ historical results and operating guidance.

As described above, Autodesk excludes the following items from its non-GAAP measures:

A. Stock compensation impact of SFAS 123R. These expenses consist of expenses for employee stock options and employee stock purchases under SFAS 123R. Autodesk excludes stock-based compensation expenses from our non-GAAP measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Further, as Autodesk applies SFAS 123R, we believe that it is useful to investors to understand the impact of the application of SFAS 123R to our results of operations.

B. Amortization of purchased intangibles and in-process research and development expenses. Autodesk incurs amortization of acquisition-related purchased intangible assets and charges related to in-process research and development, primarily in connection with its acquisition of certain businesses, such as NavisWorks and Robobat, in fiscal year 2008. The amortization of purchased intangibles from a business combination is generally a non-cash expense and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

C. Reimbursement to employees for tax issues arising from the stock option review. This expense consists of payments made or that may be made to our employees relating to tax payments they may incur as a result of our voluntary stock option review. Autodesk excludes these payments from our non-GAAP measures primarily because they are non-recurring items and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

D. Certain litigation expenses. These expenses relate to the accrual of certain amounts related to litigation where Autodesk determined that (1) it is probable that a liability has been incurred and (2) the amount of loss could be reasonably estimated. Autodesk excludes these litigation expenses from our non-GAAP measures because Autodesk does not consider it to be reflective of ongoing operating results in the current period.

E. Investment impairment. This is a non-cash charge to write-down an investment to fair value when there was an indication that the investment was impaired. As explained above, management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

F. Income tax effects. The income tax effects that are excluded from the non-GAAP measures relate to the tax impact on the difference between GAAP and non-GAAP costs and expenses, primarily due to differences in the timing of when income tax benefits are recognized for stock compensation for GAAP and non-GAAP measures.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, the non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Management compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our earnings release. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors should review the information regarding non-GAAP financial measures provided in our press release.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated as of February 26, 2008, entitled “Autodesk Reports Record Revenue of $599 Million.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Alfred J. Castino
Alfred J. Castino Senior Vice President and Chief Financial Officer

Date: February 26, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of February 26, 2008, entitled “Autodesk Reports Record Revenue of $599 Million.”